CAMPBELL ALTERNATIVE ASSET TRUST
                          MONTHLY REPORT - March 2006
                                  -----------

                    STATEMENT OF CHANGES IN NET ASSET VALUE
                    ---------------------------------------

Net Asset Value (23,947.810 units) at February 28, 2006       $    40,860,500
Additions of 184.648 units on March 31, 2006                          327,190
Redemptions of (0.000) units on March 31, 2006                              0
Offering Costs                                                        (32,204)
Net Income (Loss) - March 2006                                      1,606,416
                                                              ---------------

Net Asset Value (24,132.458 units) at March 31, 2006          $    42,761,902
                                                              ===============

Net Asset Value per Unit at March 31, 2006                    $      1,771.97
                                                              ===============

                         STATEMENT OF INCOME (LOSS)
                         --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                  $       887,748
    Change in unrealized                                              544,264

  Gains (losses) on forward contracts:
    Realized                                                       (1,359,650)
    Change in unrealized                                            1,854,170
  Interest income                                                     156,586
                                                              ---------------

                                                                    2,083,118
                                                              ---------------

Expenses:
  Brokerage fee                                                       112,519
  Performance fee                                                     354,428
  Operating expenses                                                    9,755
                                                              ---------------

                                                                      476,702
                                                              ---------------

Net Income (Loss) - March 2006                                $     1,606,416
                                                              ===============
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                              FUND STATISTICS
                              ---------------

Net Asset Value per Unit on March 31, 2006                    $      1,771.97

Net Asset Value per Unit on February 28, 2006                 $      1,706.23

Unit Value Monthly Gain (Loss) %                                         3.85%

Fund 2006 calendar YTD Gain (Loss) %                                     4.73%

To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit

Dear Investor,

Strong March and a Solid Q1

Strong performance from several sectors contributed to a strong March and a solid finish to Q1. We are also pleased to note that most portfolios and funds that we manage are now at new all-time highs.

The biggest gains in March were in FX, as the US Dollar rallied in response to expectations of further interest rate hikes. Correspondingly, US and Euro fixed income instruments had their worst quarter in several years, which benefited our short positions. Energy prices rebounded profitably from February's sell-off on renewed production and supply concerns, but this was not enough to restrain equity prices, and the Equity Indices sector also finished higher. Many of the Base and Precious metals again made new highs, and contributed positively to our returns.

Please contact me at any time if I can be of assistance.

Sincerely,

Bruce Cleland
President & CEO